As filed with the Securities and Exchange Commission on January 12, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GB&T Bancshares, Inc.
(Exact name of Registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-2400756 (I.R.S. Employer Identification No.)

500 Jesse Jewell Parkway, S.E. Gainesville, Georgia	30501
(Address of principal executive offices)	(Zip Code)

GB&T Bancshares, Inc. Stock Option Plan of 1997

(Full title of the plan)

Richard A. Hunt

500 Jesse Jewell Parkway, S.E.

Gainesville, Georgia  30501

(770) 532-1212

 (Name, address and telephone number, including area code, of agent for service)

With a Copy to:

Thomas O. Powell Troutman Sanders LLP 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308-2216 (404) 885-3294	Samuel L. Oliver Hulsey, Oliver & Mahar, LLP 200 E.E. Butler Pkwy., P.O. Box 1457 Gainesville, Georgia 30503 (770) 532-6312

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, no par value	1,500,000 shares	$23.64	$35,460,000	$4,173.65

(1)           Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the GB&T Bancshares, Inc. Stock Option Plan of 1997.

(2)           Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of $23.89 and $23.38 per share for the Common Stock as reported in the Nasdaq National Market System on January 10, 2005.

EXPLANATORY NOTE

Certain participants in the GB&T Bancshares, Inc. Stock Option Plan of 1997 (the “Plan”) have, prior to the date of this Registration Statement on Form S-8, purchased Plan shares by exercising options granted pursuant to the Plan.  As such, under cover of this Registration Statement on Form S-8 is our reoffer prospectus prepared in accordance with Instruction C of Form S-8 which may be utilized for reofferings and resales on a continuous or a delayed basis in the future for up to an aggregate of 229,197 shares of our common stock that have been issued pursuant to the Plan and may deemed to be “control securities” or “restricted securities.”

PART I — INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents constituting Part I of this Registration Statement have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (“SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act.

The following reoffer prospectus filed as part of this Registration Statement has been prepared in accordance with General Instruction C of Form S-8 and, pursuant thereto, may be used for reofferings and resales of the shares of common stock registered hereby.  The reoffer prospectus is for use in reoffering and reselling shares of common stock that may be deemed to be “control securities” or “restricted securities” under the Securities Act.

Upon written or oral request, GB&T Bancshares, Inc., (the “Company”) a Georgia corporation, will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The Company also will provide without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act.  Requests for the above mentioned information should be directed to GB&T Bancshares, Inc, 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia 30501, Attention: Gregory L. Hamby.

2

REOFFER PROSPECTUS

229,197 SHARES

COMMON STOCK

This reoffer prospectus relates to 229,197 shares of our common stock that may be offered and resold from time to time by certain shareholders of the Company, as described under the caption “Selling Shareholders.”  These shareholders are directors, officers and employees of the Company and its various subsidiary banks.

The shares of common stock that are being offered by this reoffer prospectus are “restricted securities” under the Securities Act of 1933 and may also constitute “control securities” under the Securities Act.  This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by selling shareholders, on a continuous or delayed basis, to the public without restriction.  The selling shareholders may sell their common stock by means of this reoffer prospectus and any applicable prospectus supplement or they may decide to sell them by other means, including pursuant to Rule 144, but they are not obligated to sell their common stock at all.  The selling shareholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers.  The sales may occur in transactions on the Nasdaq National Market at prevailing market prices or in negotiated transactions.  Each shareholder that sells shares of our common stock pursuant to this reoffer prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act.  Any commissions received by a broker or a dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.

You should read this reoffer prospectus carefully before you make your investment decision.  We will not receive any proceeds from any of the sales.  We are paying the expenses in registering the shares, but all selling and other expenses including any applicable underwriting discounts, selling commissions and transfer taxes incurred by each of the selling shareholders will be borne by that shareholder.

The shares offerred of common stock pursuant to this reoffer prospectus involve a high degree of risk.  See “Risk Factors” on page 4 of this reoffer prospectus.

Our common stock is listed on the Nasdaq National Market under the symbol “GBTB.”  The last reported sale price of our common stock on the Nasdaq National Market on January 11, 2005, was $23.98 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2005

TABLE OF CONTENTS

Documents Incorporated by Reference

Where You Can Find More Information

About GB&T Bancshares, Inc.

Risk Factors

Cautionary Statement Regarding Forward-Looking Statements

Use of Proceeds

Selling Shareholders

Plan of Distribution

Experts

Legal Matters

You should rely only on the information incorporated by reference or provided in this reoffer prospectus or a reoffer prospectus supplement or amendment.  We have not authorized anyone else to provide you with different information.  We are not making, and the selling shareholders are not permitted to make, an offer of these securities in any state where the offer is not permitted.  You should assume that the information appearing in this reoffer prospectus or a reoffer prospectus supplement or amendment or any documents incorporated by reference therein is accurate only as of the date on the front cover of the applicable document.  Our business, financial condition, results of operations and prospects may have changed since that date.

i

DOCUMENTS INCORPORATED BY REFERENCE

We are “incorporating by reference” some of the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this reoffer prospectus, unless such information is updated by this reoffer prospectus. We incorporate by reference the documents listed below:

•              our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 15, 2004;

•              our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, filed with the SEC on May 10, 2004, August 9, 2004 and November 9, 2004, respectively;

•              our Current Reports on Form 8-K, filed with the SEC on May 19, 2004, October 7, 2004 and October 21, 2004; and

•              the description of GB&T’s capital stock contained in the Prospectus, and the re-issued report of Mauldin & Jenkins, L.L.C., each filed as part of GB&T’s Registration Statement on Form S-3 (Registration No. 333-119789) on October 15, 2004, including any amendments or reports filed for the purpose of updating such description or report.

In addition to the foregoing, all documents filed subsequent to the date of this reoffer prospectus by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto to the Registration Statement that contains this reoffer prospectus which indicates that all securities offered hereby have been sold or which deregisters any securities then remaining unsold, shall also be deemed to be incorporated by reference in this reoffer prospectus and to be a part hereof from their respective dates of filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement contained in this reoffer prospectus shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.

We will provide to each person, including any beneficial owner, to whom a reoffer prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this reoffer prospectus but not delivered with the reoffer prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address: GB&T Bancshares, Inc., 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia 30501, (770) 531-1212, Attn: Gregory L. Hamby.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by us with the SEC can be inspected and copied at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and from the website that the SEC maintains at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our stock is quoted on the Nasdaq National Market under the symbol “GBTB.”  Our filings are also available on our website at http://www.gbt.com.

We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the Internet at the SEC’s website. We have included this reoffer prospectus in our Registration Statement that we filed with the SEC.  The Registration Statement provides additional information that we are not required to include in the reoffer prospectus.  You can receive a copy of the entire Registration Statement as described above. Although this reoffer prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the Registration Statement, you should read those exhibits for a more complete description of the document or matter involved.

This reoffer prospectus is part of the Registration Statement and does not contain all of the information in the Registration Statement.  Whenever reference is made in this reoffer prospectus to any contract or other document of ours, you should refer to the exhibits that are part of the Registration Statement for a copy of the referenced contract or document.

ABOUT GB&T BANCSHARES, INC.

GB&T Bancshares was formed in 1998 as a bank holding company existing under the laws of the State of Georgia.  On April 24, 1998, we completed a reorganization of Gainesville Bank & Trust to the current holding company structure by acquiring all of the outstanding common stock of Gainesville Bank & Trust in exchange for 1,676,160 shares of $5 par value GB&T Bancshares common stock.  The acquisition was accounted for as a pooling of interests.  We operate as a multi-bank holding company.

We currently conduct all of our business through our five wholly owned bank subsidiaries, Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica and First National Bank of the South, and a wholly owned consumer finance company, Community Loan Company. In August of 2004, we completed the acquisitions of Southern Heritage Bank, based in Oakwood, Georgia, and Lumpkin County Bank, based in Dahlonega, Georgia, by merging the two banks into Gainesville Bank & Trust.  Our subsidiary banks do business through 24 branches in their market areas of Hall, Polk, Paulding, Cobb, Carroll, Baldwin, Bartow, Putnam, Clarke, and Lumpkin Counties, Georgia

Through our subsidiary banks, we offer a wide range of lending services, including real estate, consumer and commercial loans, to individuals, small businesses and other organizations that are located in or conduct a substantial portion of their business in our markets. We complement our lending operations with a full array of retail deposit products and fee-based services to support our clients including checking accounts, money market accounts, savings accounts and certificates of deposit.  We also offer a variety of other traditional banking services to our customers, including drive-up and night depository facilities, 24-hour automated teller machines, internet banking, telephone banking and limited trust services.  We operate a consumer finance company, Community Loan Company, which was formed in 1995.  This company typically makes loans of less than $3,000 to individuals, which loans are primarily secured by personal property.

On October 4, 2004, we announced the execution of a definitive agreement to acquire FNBG Bancshares, Inc., the parent company of the $115 million-asset First National Bank of Gwinnett.  Under the terms of the agreement, FNBG Bancshares shareholders may elect to receive 1.38 shares of our common stock, $30 in cash, or a combination of cash and our common stock, in exchange for each share of FNBG Bancshares common stock, subject to an overall cash limit of $8.7 million.  We expect to complete this acquisition in the first quarter of 2005.

We recently opened Bank of Athens as a division of Gainesville Bank & Trust.  Bank of Athens offers a range of deposit and loan products and services, including internet banking with cash management for both business and personal accounts. We also plan to purchase property and develop plans for the construction of a new bank building for Bank of Athens during 2005.

We also recently completed a public offering of 1,651,680 shares of its common stock at a price of $23.00 per share.  Keefe, Bruyette & Woods, Inc. served as the sole underwriter of the offering.

We are incorporated under the laws of the State of Georgia. Our principal executive offices are located at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia 30501, and our telephone number is (770) 531-1212.  We also have a website at http://www.gbt.com.  The information on our website is not incorporated by reference in this reoffer prospectus.

RISK FACTORS

An investment in shares of our common stock involves various risks. Before deciding to invest in our common stock, you should carefully consider the risks described below in conjunction with the other information in this prospectus and information incorporated by reference into this prospectus, including our consolidated financial statements and related notes. Our business, financial condition and results of operations could be harmed by any of the following risks or other risks, which have not been identified or which we may believe are immaterial or unlikely. The value or market price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business

Significant risks accompany our recent rapid expansion.

We have recently experienced significant growth through acquisitions, including the acquisitions of Lumpkin County Bank and Southern Heritage Bank in August 2004.  Additionally, we have recently entered into an agreement to acquire FNBG Bancshares, Inc. and its subsidiary bank, First National Bank of Gwinnett, which we expect to complete in the first quarter of 2005.  These acquisitions could place a strain on our resources, systems, operations and cash flow.  Our ability to manage these acquisitions will depend on our ability to monitor operations and control costs, maintain effective quality controls, expand our internal management and technical and accounting systems and otherwise successfully integrate acquired businesses into our company.  If we fail to do so, our business, financial condition and operating results will be negatively impacted.

We face risks with respect to future expansion and acquisitions or mergers.

We continuously seek to acquire other financial institutions or parts of those institutions and may continue to engage in de novo branch expansion in the future.  Acquisitions and mergers involve a number of risks, including:

•              the time and costs associated with identifying and evaluating potential acquisitions and merger partners may negatively affect our business;

•              the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution may not be accurate;

•              the time and costs of evaluating new markets, hiring experienced local management and opening new offices and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion may negatively affect our business;

•              we may not be able to finance an acquisition without diluting our existing shareholders;

•              the diversion of our management’s attention to the negotiation of a transaction may detract from their business productivity;

•              we may enter into new markets where we lack experience;

•              we may introduce new products and services into our business with which we have no prior experience; and

•              we may incur an impairment of goodwill associated with an acquisition and experience adverse short-term effects on our results of operations.

In addition, no assurance can be given that we will be able to integrate our operations after an acquisition without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of our respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.  Successful integration of our operations with another entity’s will depend primarily on our ability to consolidate operations, systems and procedures and to eliminate redundancies and costs.  If we have difficulties with the integration, we might not achieve the economic benefits we expect to result from any particular acquisition or merger.  In addition, we may experience greater than expected costs or difficulties relating to such integration.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

Our loan customers may not repay their loans according to the terms of the loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience significant loan losses which could have a material adverse effect on our operating results. Management makes various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We maintain an allowance for loan losses in an attempt to cover any loan losses which may occur. In determining the size of the allowance, we rely on an analysis of our loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information. As we expand into new markets, our determination of the size of the allowance could be understated due to our lack of familiarity with market-specific factors.

If our assumptions are wrong, our current allowance may not be sufficient to cover future loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Additions to our allowance would significantly decrease our net income.

In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on our operating results.

Our business is subject to the success of the local economies where we operate.

Our success significantly depends upon the growth in population, income levels, deposits and housing starts in our market areas. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may be negatively impacted.  In addition, the economies of the communities in which we operate are substantially dependent on the growth of the economy in metropolitan Atlanta.  To the extent that economic conditions in metropolitan Atlanta are unfavorable or do not continue to grow as projected, the economies in our market areas would be adversely affected.  Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our market areas if they do occur.

In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions. As of September 30, 2004, approximately 87% of our total loans were secured by real estate.  Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in our market areas could adversely affect the value of our assets, our revenues, results of operations and financial condition.

Risks associated with unpredictable economic and political conditions may be amplified as a result of our limited market areas.

Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect our profitability.  Because the majority of our borrowers are individuals and businesses located and doing business in

Hall, Polk, Paulding, Cobb, Carroll, Bartow, Baldwin, Putnam, Clarke, Oconee, Gwinnett and Lumpkin Counties, Georgia, our success will depend significantly upon the economic conditions in those and the surrounding counties.  Unfavorable economic conditions in those and the surrounding counties may result in, among other things, a deterioration in credit quality or a reduced demand for credit and may harm the financial stability of our customers.  Due to our limited market areas, these negative conditions may have a more noticeable effect on us than would be experienced by a larger institution more able to spread these risks of unfavorable local economic conditions across a large number of diversified economies.

Our recent operating results may not be indicative of our future operating results.

We may not be able to sustain our historical rate of growth or may not even be able to grow our business at all. In addition, our recent and rapid growth, including our growth through acquisitions, may distort some of our historical financial ratios and statistics. For example, our earnings achieved a compounded annual growth rate of more than 11% between the end of 1998 and the end of 2003.  Our strong performance during this time period was, in part, the result of an extremely favorable residential mortgage refinancing market and our successful integration of acquisitions which occurred during that period.  In the future, we may not have the benefit of a favorable interest rate environment, a strong residential mortgage market, or the ability to find suitable candidates for acquisition.  Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit our ability to expand our market presence.  If we experience a significant decrease in our historical rate of growth, our results of operations and financial condition may be adversely affected due to a high percentage of our operating costs being fixed expenses.

Departures of our key personnel may harm our ability to operate successfully.

Our success has been and continues to be largely dependent upon the services of Richard A. Hunt, our President and Chief Executive Officer, other members of our senior management team, including our senior loan officers, and our board of directors, many of whom have significant relationships with our customers.  Our continued success will depend, to a significant extent, on the continued service of these key personnel.  The prolonged unavailability or the unexpected loss of any of them could have an adverse effect on our financial condition and results of operations.  We cannot be assured of the continued service of our senior management team or our board of directors with us.

Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate that our capital resources will satisfy our capital requirements for the foreseeable future.  We may at some point, however, need to raise additional capital to support our continued growth.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance.  Accordingly, we cannot assure you of our ability to raise additional capital if needed on favorable terms.  If we cannot raise additional capital when needed, our ability to expand our operations through internal growth and acquisitions could be materially impaired.

Competition from financial institutions and other financial service providers may adversely affect our profitability.

The banking business is highly competitive and we experience competition in each of our market areas from many other financial institutions.  We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national and international financial institutions such as Bank of America, BB&T, Regions Bank, SunTrust, Synovus and Wachovia that operate offices in our market areas and elsewhere.

We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions. While we believe we can and do successfully compete with these other financial institutions in our market areas, we may face a competitive disadvantage as a result of our smaller size, lack of geographic diversification and inability to spread our marketing costs across a broader market. Although we attempt to compete by concentrating our marketing efforts in our market areas with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, we can give no assurance that this strategy will be successful.

We are subject to extensive regulation that could limit or restrict our activities and adversely affect our earnings.

We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.  Many of these regulations are intended to protect depositors, the public and the FDIC rather than shareholders.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our earnings.  In addition, the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Securities and Exchange Commission and Nasdaq that are now applicable to us, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices, including the costs of completing our audit and maintaining our internal controls.

Risks Related to an Investment in Our Common Stock

The trading volume in our common stock has been low, and the sale of substantial amounts of our common stock in the public market could depress the price of our common stock.

The trading volume in our common stock on the Nasdaq National Market has been relatively low when compared with larger companies listed on the Nasdaq National Market or the stock exchanges. Because of this, it may be more difficult for you to sell a substantial number of shares for the same price at which you could sell a smaller number of shares. We cannot say with any certainty that a more active and liquid trading market for our common stock will develop.

We cannot predict the effect, if any, that future sales of our common stock in the market, or the availability of shares of common stock for sale in the market, will have on the market price of our common stock. We, therefore, can give no assurance that sales of substantial amounts of common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our future ability to raise capital through sales of our common stock.

Our ability to pay dividends is limited and we may be unable to pay future dividends.

Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of our bank subsidiaries to pay dividends to us is limited by their obligations to maintain sufficient capital and by other general restrictions on their dividends that are applicable to our regulated bank subsidiaries. If these regulatory requirements are not met, our subsidiary banks will not be able to pay dividends to us, and we may be unable to pay dividends on our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements of GB&T contained or incorporated by reference in this prospectus, including, without limitation, matters discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements about the competitiveness of the banking industry, potential regulatory obligations, our entrance and expansion into other markets, our other business strategies and other statements that are not historical facts. Forward-looking statements are not guarantees of performance or results. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. Factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (5) we may be unable to obtain required shareholder or regulatory approval for our proposed acquisitions; (6) costs or difficulties related to the integration of our businesses, may be greater than expected; (7) deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; (8) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; and (9) adverse changes may occur in the equity markets.  You should refer to the risks detailed under the “Risk Factors” section included in this prospectus and in our periodic and current reports filed with the Securities and Exchange Commission for specific factors which could cause our actual results to be significantly different from those expressed or implied by these forward-looking statements.  Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We do not intend to, and assume no responsibility for updating or revising any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares which may be sold by this reoffer prospectus.  All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by a selling shareholder will be borne by the selling shareholder.

SELLING SHAREHOLDERS

The 229,197 shares of our common stock to which this reoffer prospectus relates are “restricted securities” as defined under Rule 144 of the Securities Act.  In addition, those shares which are held by our affiliates may also be considered “control securities” as defined in General Instruction C to Form S-8.  These 229,197 shares are being registered for reoffers and resales by certain of our directors, officers and employees named below, who acquired the shares by exercising options to purchase common stock granted to them pursuant to the Plan.  The selling shareholders may resell all, a portion, or none of the shares of common stock from time to time.

The following table sets forth information, as of November 30, 2004, unless otherwise indicated, with respect to the selling shareholders and the number of shares held by each selling shareholder that may be offered pursuant to this reoffer prospectus. Information regarding the selling shareholders, including the number of shares offered for sale, may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required.

Name of Selling Shareholder(1)	Number of Shares of Common Stock Owned prior to the Offering	Number of Shares of Shares Covered by this Reoffer Prospectus	Shares Owned after the Offering(2)
			Number	Percentage
Nancy Addison	1,511	4,625	6,136	*
Terry Baker	2,343	2,344	4,687	*
Mike Banks	31	21,875	21,906	*
George Berry	0	10,611	10,611	*
Rosemary B. Butler	12,615	7,369	19,984	*
Genevieve Cole	23,700	24,365	48,065	*
John W. Darden	161,767	7,812	169,579	1.4
Linda Duke	1,926	1,563	3,489	*
J. Calvin Earwood	50,103	11,790	61,893	*
Pete Ewing	539	10,076	10,615	*
Ken Foster	0	1,233	1,233	*
William A. Foster, III	78,028	6,694	84,722	*
Billy Glosson	22,319	18,750	41,069	*
Darlene Golden	1,688	1,670	3,358	*
Rodney Grizzle	133	5,500	5,633	*
Gregory L. Hamby	6,867	4,375	11,242	*
Vicki Haney	0	5,895	5,895	*
Richard A. Hunt	79,576	28,750	108,326	*
Parker Jackson	0	1,656	1,656	*
Teresa Martin	3,125	16,659	19,784	*
Martha Mize	9,609	1,563	11,172	*
Samuel L. Oliver	86,755	2,194	88,949	*
Russ Parker	5,306	1,250	6,556	*
Ron Quinn	15,625	18,750	34,375	*
John Stump	3,635	3,250	6,885	*
Judy Westbrook	2,662	2,313	4,975	*

*  Less than 1% of the shares of common stock outstanding.

(1)  Certain non-affiliates of GB&T, each of whom own less than 1,000 shares to which this Registration Statement relates, may use this reoffer prospectus for reoffers and resales, but are not named herein pursuant to Instruction C(3)(b) of Form S-8.  Such unnamed selling shareholders own an aggregate of 6,265 shares covered by this reoffer prospectus.

(2)  Assumes the sale of all securities offered hereby, based upon 11,703,376 shares of common stock outstanding on November 30, 2004.

Any selling shareholder may from time to time sell under this reoffer prospectus any or all of the shares of common stock owned by it.  Because the selling shareholder is not obligated to sell any or all of the shares of common stock held by it, we cannot estimate the number of shares of common stock that the selling shareholder will beneficially own after the offering.

PLAN OF DISTRIBUTION

The shares of common stock covered by this reoffer prospectus are being registered by us for the account of the selling shareholders.

Each selling shareholder may sell his or her shares of common stock for value from time to time under this reoffer prospectus in one or more transactions on the Nasdaq National Market, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated.  The selling shareholder may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the respective selling shareholder and/or the purchasers of the shares for whom such broker-dealers may act as agent.  Such compensation as to a particular broker or dealer may be in excess of customary commissions.

In connection with their sales, a selling shareholder and any participating broker or dealer may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

We are bearing all costs relating to the registration of the shares of common stock.  Any commissions or other fees payable to broker-dealers in connection with any sale of shares will be borne by the selling shareholder or other party selling such shares.  In order to comply with certain states’ securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.  In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained or complied with.  Sales of the shares must also be made by the selling shareholders in compliance with all other applicable state securities laws and regulations.

There can be no assurances that any selling shareholder will sell any or all of the common stock pursuant to this prospectus.

In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

EXPERTS

The consolidated financial statements of GB&T Bancshares, Inc. appearing in GB&T Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Mauldin & Jenkins, L.L.C., an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report and upon the the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock to be issued in the offering will be passed upon for us by Hulsey, Oliver & Mahar LLP, Gainesville, Georgia.  As of the date of this prospectus, members of Hulsey, Oliver & Mahar, LLP own an aggregate of 105,486 shares of, and options to purchase 5,619 shares of, our common stock and Samuel L. Oliver, a partner of Hulsey, Oliver & Mahar, LLP, is Vice Chairman of the Board of Directors of GB&T.

PART II — INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement as of their respective dates of filing:

(a)           our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 15, 2004;

(b)           our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, filed with the SEC on May 10, 2004, August 9, 2004 and November 9, 2004, respectively;

(c)           our Current Reports on Form 8-K, filed with the SEC on May 19, 2004, October 7, 2004 and October 21, 2004; and

(d)           the description of GB&T’s capital stock contained in the Prospectus, and the re-issued report of Mauldin & Jenkins, L.L.C., each filed as part of GB&T’s Registration Statement on Form S-3 (Registration No. 333-119789) on October 15, 2004, including any amendments or reports filed for the purpose of updating such description or report.

All documents filed subsequent to the date of this Registration Statement by GB&T pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters any securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be part hereof from their respective dates of filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Hulsey, Oliver & Mahar, LLP, counsel to GB&T, will provide an opinion as to the legality of the GB&T common stock registered under this Registration Statement.  As of the date of this Registration Statement, members of Hulsey, Oliver & Mahar, LLP own an aggregate of 105,486 shares of, and options to purchase 5,619 shares of, GB&T common stock and Samuel L. Oliver, a partner, is Vice Chairman of the Board of Directors of GB&T.

Item 6.    Indemnification of Directors and Officers.

The Articles of Incorporation of GB&T Bancshares, Inc., as amended, provide that GB&T may indemnify or obligate itself to indemnify its officers and directors for their actions to the maximum extent permitted under the Georgia Business Corporation Code.  Article Nine of GB&T’s bylaws provides that GB&T may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of GB&T, or by reason of such person serving, at the request of GB&T, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. However, GB&T will not indemnify any such person in relation to any matter as to which he or she is adjudged guilty or liable of gross negligence, willful misconduct or criminal acts in the performance of his or her duties to GB&T, or to any firm, corporation, trust, or other organization or enterprise with which such person was engaged at the request of GB&T.  In addition, GB&T will not indemnify any such person with respect to any matter that has been the subject of a compromise settlement, unless indemnification is approved by:  (a) a court of competent jurisdiction; (b) the holders of a majority of the outstanding shares of capital stock of GB&T; or (c) a majority of disinterested directors then in office.

Article Nine of GB&T’s bylaws further authorizes GB&T, upon approval by GB&T’s Board of Directors, to pay expenses in advance of final disposition of any action, suit or proceeding involving a director, trustee, officer, employee, or agent if such person submits an undertaking to GB&T that he or she will repay such amount unless it is ultimately determined that he or she was entitled to such amount under Article Nine.

As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of GB&T; (b) for acts or omissions which involve intentional misconduct or a knowing violation of law; (c) for unlawful corporate distributions; or (d) for any transaction from which the director received an improper benefit.

GB&T’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 7.    Exemption from Registration Claimed.

The shares of GB&T’s common stock which are the subject of the reoffer prospectus contained in Part I of this Registration Statement were issued by GB&T to certain directors, officers and employees of GB&T and its wholly owned bank subsidiaries prior to the filing of this Registration Statement pursuant to the exercise of options granted under the GB&T Bancshares, Inc. Stock Option Plan of 1997.  Due to the nature of the relationship between GB&T and these individuals and further due to the fact that all of the individuals who exercised their options maintain their principal residence in Georgia, all of the above shares were issued in reliance upon the exemptions from registration under the Securities Act contained in Section 3(a)(11) and/or Section  4(2) of the Securities Act.

Item 8.    Exhibits.

Exhibit Number

4.1	Articles of Incorporation of GB&T, dated August 14, 1997 (incorporated herein by reference from GB&T’s Registration Statement on Form S-3, Registration No. 333-64197, filed on September 24, 1998).

4.1.1	Articles of Amendment of GB&T, dated July 8, 1998 (incorporated herein by reference from GB&T’s Registration Statement on Form S-3, Registration No. 333-64197, filed on September 24, 1998).

4.1.2	Articles of Amendment of GB&T, dated effective June 30, 2002 (incorporated herein by reference from GB&T’s Registration Statement on Form S-4, Registration No. 333-99461, filed on September 12, 2002).

4.1.3	Articles of Amendment of GB&T, effective October 15, 2004 (incorporated herein by reference form GB&T’s Current Report on Form 8-K, filed on October 21, 2004).

4.2	Bylaws of GB&T, as amended (incorporated herein by reference from GB&T’s Registration Statement on Form S-3, Registration No. 333-64197, filed on September 24, 1998).

4.3	Form of Certificate for GB&T Common Stock (incorporated by reference from GB&T’s Registration Statement on Form S-3, Registration No. 333-64197, filed on September 24, 1998).

5.1	Opinion of Hulsey, Oliver & Mahar, LLP.

23.1	Consent of Mauldin & Jenkins, LLC.

23.2	Consent of Hulsey, Oliver & Mahar, LLP (contained in opinion filed in Exhibit 5).

24	Power of Attorney (included on the Signature Page to the Registration Statement).

Item 9.    Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of any offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Georgia, on this 12th day of January, 2005.

GB&T BANCSHARES, INC.

By:	/S/ GREGORY L. HAMBY
Gregory L. Hamby
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Hunt and Gregory L. Hamby, and each of them (with full power in each to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 12, 2005.

Signature	Title

/S/ RICHARD A. HUNT
Richard A. Hunt	President and Director (Principal Executive Officer)

/S/ GREGORY L. HAMBY
Gregory L. Hamby	Chief Financial Officer
(Principal Financial and Accounting Officer)

/S/ PHILIP A. WILHEIT
Philip A. Wilheit	Chairman and Director

/S/ SAMUEL L. OLIVER
Samuel L. Oliver	Vice Chairman and Director

/S/ LARRY B. BOGGS
Larry B. Boggs	Director

/S/ LOWELL S. CAGLE
Lowell S. (Casey) Cagle	Director

/S/ JOHN W. DARDEN
Dr. John W. Darden	Director

[Signatures continued on next page]

[Signatures continued from previous page]

/S/ WILLIAM A. FOSTER, III
William A. Foster, III	Director

/S/ BENNIE E. HEWETT
Bennie E. Hewett	Director

/S/ JAMES L. LESTER
James L. Lester	Director

/S/ T. ALAN MAXWELL
T. Alan Maxwell	Director

/S/ JAMES H. MOORE
James H. Moore	Director

/S/ ALAN A. WAYNE
Alan A. Wayne	Secretary and Director